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                                                                   EXHIBIT 10.17

                            [WebSideStory Letterhead]

May 15, 2003

Rand Schulman
P.O. Box 3194
Rancho Santa Fe, CA 92067
Dear Rand:

WebSideStory, Inc. is very pleased to offer you the position of Chief Marketing Officer, reporting to Jeff Lunsford, President and CEO. This offer is contingent on successful completion of WebSideStory's standard background check process and based on the following terms and conditions:

      - A start date of June 2nd or 9th, 2003, depending on how quickly you can get your boat down

      - A bi-weekly salary in the amount of $7,692,30 ($200,000 on an annual basis)

      - Subject to approval by the Company's Board of Directors, non-statutory stock options (NSOs) to purchase 200,000 shares of the Company's common stock, vesting over 4 years with the first 25% not vesting until your first anniversary with the Company. The exercise price of the options will be established by the Board of Directors. These options will also be subject to the terms and conditions of the Company's 2000 Equity Incentive Plan and related agreements.

      - Eligibility for a $50,000 annual bonus (prorated based on hire date), based upon the achievement of WebSideStory's annual operating plan and individual performance against objectives, to be agreed to by you and Jeff Lunsford within 30 days of your start date. Upon your employment, further details will be provided.

You are also eligible to participate in WebSideStory's benefit plans including medical, dental, life, and disability insurance. You will receive two weeks of accrued vacation for the first two years of employment, accelerating to three weeks of vacation accrual the third year of employment. Additionally, WebSideStory offers an on-site fitness center, tuition reimbursement, 401(k) plan, credit union, and other attractive benefits. Further information about the Company's benefits will be provided to you on your first day.

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at WebSideStory.

Additionally, a condition of this offer and of your employment with WebSideStory is the maintenance of the confidentiality of WebSideStory's proprietary and confidential information and compliance with the Company's policies and procedures as set forth in its Employee Handbook. Accordingly, you will be required to execute the Company's Employee Confidentiality and Inventions Agreement and the Employee Handbook on your first date of employment.

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Rand Schulman
Page 2 of 2

If you wish to accept our offer of employment, please sign and return the enclosed copy of this letter in the enclosed envelope to me. Your signature below will indicate your understanding that no other promises or representations have been made to you and that you understand that you will be an at-will employee. Either party may end the relationship at any time. This offer is not a contract of employment, and the terms of employment are subject to change.

We are excited to have you join WebSideStory and know that it will be a mutually rewarding working relationship.

Very truly yours,

/s/ Sheryl Roland

Sheryl Roland
Vice President, Human Resources

ACCEPTANCE

      I have read, understand, and accept the foregoing terms and conditions of my offer of employment. I further understand that while my job duties, title, compensation and benefits may change over time without a written modification of this agreement, the "at-will" term of my employment (i.e., my right and WebSideStory's right to terminate our employment relationship at any time, with or without cause) is a term of employment which cannot be altered or modified except in writing signed by me and the President of WebSideStory. I understand and agree that any contrary representation or agreements, which may have been made to me, are superseded by this offer and my acceptance of the same.

Approved and accepted:

/s/ Rand Schulman
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Rand Schulman                                 Start Date